Exhibit 99.1

Volt Information Sciences Provides Update on Second Quarter Business Performance

New York, NY, July 7, 2011 – Volt Information Sciences, Inc. (OTC: VISI) today provided a business update and reported selected unaudited financial information for its fiscal 2011 second quarter. The Company noted that, due to a previously announced accounting review, all numbers presented in this release are estimates.

Steven Shaw, Volt’s President and Chief Executive Officer, stated, “The Staffing Services Segment, which accounts for a majority of the Company’s total sales, had approximately $450 million of sales in the fiscal second quarter 2011 compared to approximately $393 million for the same period in 2010. On average, approximately 30,900 U.S. staffing employees were on assignment in the quarter, compared to approximately 26,900 in the second quarter of 2010. We are pleased with the nearly 15% increase in revenue, and the overall performance of the Staffing Segment.”

Cash and cash equivalents decreased in the three months ended May 1, 2011. This was primarily the result of the increase in Staffing revenues and related receivables, as payroll expenditures precede collections from customers, and also restatement and related investigation costs, for which payments were higher although expenses decreased in the second quarter compared to the first quarter.

While the Telecommunications Services and the Printing and Other Segments together sustained a small loss in the second quarter of 2011, these segments showed an improvement over the prior year’s second quarter.  Results for the Computer Systems Segment will be reported after the accounting review is completed and financial statements are finalized.

Liquidity

On May 1, 2011, the Company had cash and cash equivalents of approximately $38 million and an additional $30 million of cash set aside as collateral for foreign currency credit lines. The Company also had approximately $90 million available from its accounts receivable securitization program. The Company’s consolidated borrowings were approximately $83 million at May 1, 2011 which includes approximately $23 million of foreign currency borrowings fully collaterized by restricted cash, as described above, and $60 million drawn under the $150 million securitization program.

The Company believes that it has more than ample liquidity to meet its current business requirements.

VOLT INFORMATION SCIENCES, INC.

Unaudited, Estimated Condensed Statements of Cash Flows (in Thousands)
	Six Months Ended		Three Months Ended
	May 1, 2011	May 2, 2010	May 1, 2011	May 2, 2010

Cash and cash equivalents at beginning of the period	$51,263	$118,757	$71,352	$136,554

Cash used in connection with restatement and related investigations	(25,388)	(5,677)	(15,741)	(4,558)
Net cash provided by all other operating activities	9,068	8,900	(25,621)	(14,748)
Net cash (used in) provided by operating activities	(16,320)	3,223	(41,362)	(19,306)

Net cash provided by (used in) investing activities	(8,213)	(6,806)	(3,705)	(3,761)

Net cash restricted as collateral for borrowings	642	-	1,311	-
Net cash provided by (used in) all other financing activities	9,896	(3,164)	9,346	(1,177)
Net cash provided by (used in) financing activities	10,538	(3,164)	10,657	(1,177)

Effect of exchange rate changes on cash	766	(904)	1,092	(1,204)
Net decrease in cash and cash equivalents	(13,229)	(7,651)	(33,318)	(25,488)
Cash and cash equivalents at end of the period	$38,034	$111,106	$38,034	$111,106

Note: Due to the pending restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Borrowing and Cash Positions (in Thousands)
	May 1, 2011	October 31, 2010

Cash and cash equivalents	$38,034	$51,263
Cash restricted as collateral for borrowings	29,787	30,429
Short-term investments	5,687	5,226
Total cash, cash restricted for borrowings and short-term investments	$73,508	$86,918

Short-term borrowings, including current portion of long-term debt
Accounts receivable securitization program	$60,000	$50,000
Bank loans and other	23,514	23,140
Long-term debt, excluding current portion	10,229	10,626
Total short-term borrowings and long-term debt	$93,743	$83,766

Note: Due to the pending restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Preliminary Nature of Information

The financial information contained in this press release is preliminary and unaudited, and has been prepared by management based on currently available company data. This financial information is subject to change based on the completion of the Company’s ongoing review of accounting matters, the completion of its fiscal 2010 and 2009 annual financial statements, the effects of the accounting review on financial results for the fiscal years 2005 through 2008, the restatement of stockholders’ equity as of the beginning of fiscal year 2005 for the effects of adjustments prior to that year, and the completion of the audit of the financial statements by the Company’s independent accountants.  The process of restating prior years’ financial statements is expected to result in changes to the Company’s financial statements for fiscal years 2005 through 2008 due to the correction of errors in the application of certain accounting principles and methodologies that individually or in the aggregate may be material. There can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2009 and 2010 Form 10-Ks and other reports.

Since the re-evaluation is ongoing, the Company has limited the scope of the financial information released today to the selected unaudited financial information included in this release. The Company does not expect to be in a position to announce audited financial results for fiscal 2010 or 2009 (or prior years) until appropriate accounting adjustments and restated financial statements have been finalized for 2008 and prior periods, its independent accountants have completed their audit procedures, and amended Reports on Forms 10-K and 10-Q have been filed with the SEC for the periods ended October 28, 2007 and November 2, 2008 and for quarterly periods through May 3, 2009.

Please refer to the Company’s reports filed with the SEC for further information.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “could,” “seek,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” “optimistic”, “confident”, “project,” “intend,” “strategy,” “designed to,” and similar expressions are intended to identify forward-looking statements about the Company’s results of operations, future plans, objectives, performance, intentions and expectations.  Forward-looking statements are subject to a number of known and unknown risks, including, among others, the timing of, and effects of the continued delay in, filing the Company’s financial statements with the Securities and Exchange Commission, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives,   that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.

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Contact:
Ron Kochman
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-2400